Exhibit 107

CALCULATION OF FILING FEE TABLES
Form S-3
(Form Type)
GitLab Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0000025 per share	Rule 457(c)	1,635,545(2)	$35.30(3)	$57,726,561	0.00011020	$6,362
Total Offering Amounts							$6,362
Total Fee Offsets(4)							—
Net Fees Due							$6,362
__________________
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.
(2)Consists of an aggregate of 1,635,545 shares of the Registrant’s Class A common stock.
(3)Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $35.30, the average of the high and low prices of the Class A common stock as reported on The Nasdaq Capital Market on March 24, 2023.
(4)The Registrant does not have any fee offsets.